En Pointe Technologies, Inc. Reports Financial Results for the Second Quarter of Fiscal 2006 – Gross Profits Increase By $1.2 Million Over Second Quarter of Fiscal 2005

Los Angeles, CA – May 12, 2006 — En Pointe Technologies, Inc. (NASDAQ:ENPT), a leading national provider of business-to-business information technology products, services and solutions, today announced consolidated results for its second fiscal quarter ended March 31, 2006. Total net sales in the second quarter of fiscal 2006 declined 3% to $71.0 million as compared to the $73.1 million reported for the second quarter of fiscal 2005. In spite of the drop in net sales, En Pointe’s gross profits increased by $1.2 million, or 16%, to $9.2 million in the second quarter of fiscal 2006 as compared to $8.0 million reported in the second quarter of fiscal 2005. Due to increased operating expenses, the Company experienced a net loss for the second quarter of fiscal 2006 of $1.0 million, or $0.15 per basic and diluted share, as compared with the net income of $0.1 million, or $0.01 per basic and diluted share, reported in the second quarter of fiscal 2005. For the six months ended March 31, 2006, there was a net loss of $2.0 million, or $0.29 per basic and diluted share, as compared with net income of $0.4 million, or $0.06 per basic and diluted share, reported in the comparable period of fiscal 2005.

“This was a difficult quarter for us. While our service business gave us a much appreciated boost in gross profits, the combined investment in software sales personnel along with our recent acquisitions, adversely impacted our selling and marketing expenses and our bottom line” said Bob Din, CEO of En Pointe Technologies, Inc. Mr. Din added, “In the long run, however, we believe that our investments in software marketing expertise and synergistic acquisitions will be beneficial to the Company.”

“On another matter,” Mr. Din announced, “during the March 2006 quarter the Company successfully agreed to settle two of its three securities litigation cases, including a class action case, that have been outstanding for more than five years. Such settlements will result in no direct cost to the Company.”

During the March 2006 quarter, service gross profits and product gross profits increased by 33% and 4%, respectively, as compared with those of the March 2005 quarter. The increase in service gross profits was due, in part, to the Company’s assumption of work previously being done by subcontractors that was highly profitable. Additionally, service gross profits were favorably impacted by higher gross margins on new contracts related to security services offered by employees acquired through En Pointe’s recent acquisition.

For the six months ended March 31, 2006 total net sales increased 1% to $149.7 million from $148.3 million reported during the comparable period in the prior fiscal year. The increase in total net sales during such period resulted from increased product sales.

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. is a leading national provider of information technology products, ebusiness solutions and professional services to medium and large commercial customers and government and educational accounts of all sizes. A state-of-the-art e-commerce network electronically links En Pointe, via AccessPointe™ and its back-office business systems, to the largest distributors and manufacturers in the industry. En Pointe offers direct on-line access to several billion dollars of mainstream information technology products available in the U.S. while eliminating the risks associated with carrying significant inventory. Its flagship software AccessPointe™ provides En Pointe’s customers with the ability to create private electronic exchanges, accessed through the Web, procurement applications or ERP systems, to efficiently manage the procurement process and allow its customers to make fully informed strategic buying decisions. En Pointe Professional Services offers value added services such as: Pre-sales consulting, Technology Planning and Management, which includes — integration, configuration, deployment and migration, Helpdesk Support Services, Project and Program Management, and Infrastructure Support and Maintenance

En Pointe, a minority business enterprise, is represented nationally with a concentration in over 17 sales and service markets throughout the United States, as well as a value-added ISO 9001:2000 certified integration operation in Ontario, California. Please visit En Pointe at www.enpointe.com.

This document contains forward-looking statements within the meaning of Section 27A of the
Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as
amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words “estimate,” “project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by En Pointe with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to En Pointe’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management’s projections, estimates and expectations include, but are not limited to: changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and availability of adequate financing.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Javed Latif
Chief Financial Officer and
Sr. Vice President, Operations
En Pointe Technologies, Inc.
Phone: (310) 725-5212
Fax: (310) 725-9786
ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:
sales@enpointe.com or contact us by phone at (310) 725-5200.

En Pointe Technologies, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)
	March	September
	2006	2005
ASSETS:

Current assets:
Cash	$7,247	$6,903
Restricted cash	73	72
Accounts receivable, net	43,929	40,916
Inventories, net	9,530	10,367
Prepaid expenses and other current assets	551	764

Total current assets	61,330	59,022
Property and equipment, net of accumulated
depreciation and amortization	2,922	3,070
Other assets	1644	804
Total assets	$65,896	$62,896

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current liabilities:
Accounts payable, trade	$16,037	$18,444
Borrowings under line of credit	21,339	16,824
Accrued liabilities	5,177	4,344
Other current liabilities	5,511	3,346

Total current liabilities	48,064	42,958
Long term liability	554	584

Total liabilities	48,618	43,542

Minority interest	816	903
Total stockholders’ equity	16,462	18,451

Total liabilities and stockholders’ equity	$65,896	$62,896

En Pointe Technologies, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended
	March 31,		March 31,
	2006	2005	2006	2005

Net sales:
Product	$59,433	$60,760	$126,691	$124,657
Service	11,579	12,295	23,010	23,673

Total net sales	71,012	73,055	149,701	148,330

Cost of sales:
Product	54,539	56,063	117,741	114,991
Service	7,235	9,029	15,201	16,470

Total cost of sales	61,774	65,092	132,942	131,461

Gross profit:
Product	4,894	4,697	8,950	9,666
Service	4,344	3,266	7,809	7,203

Total gross profit	9,238	7,963	16,759	16,869

Selling and marketing expenses	7,691	5,930	13,766	12,281
General and administrative expenses	2,692	2,450	5,210	4,706

Operating loss	(1,145)	(417)	(2,217)	(118)
Interest (income) expense, net	(54)	3	(61)	99
Other income, net	(20)	(371)	(35)	(484)

(Loss) income before income taxes and minority interest	(1,071)	(49)	(2,121)	267
(Benefit) provision for income taxes	—	(59)	—	24

(Loss) income before minority interest	(1,071)	10	(2,121)	243
Minority interest in affiliate loss	34	80	87	149

Net (loss) income	($1,037)	$90	($2,034)	$392

Net (loss) income per share:
Basic	($0.15)	$0.01	($0.29)	$0.06

Diluted	($0.15)	$0.01	($0.29)	$0.06

Weighted average shares outstanding:
Basic	6,995	6,839	6,986	6,839

Diluted	6,995	7,175	6,986	7,108